EXHIBIT 10.5

Amendment to

Regions Financial Corporation

2006 Long-Term Incentive Plan

WHEREAS, the Regions Financial Corporation 2006 Long-Term Incentive Plan (the “Plan”) was approved by the stockholders of Regions Financial Corporation (the “Company”) on May 18, 2006;

WHEREAS, Section 16.1 of the Plan provides that the Committee (as defined in the Plan) may from time to time amend the Plan, except in certain respects not material hereto;

NOW, THEREFORE, the Committee hereby amends the Plan in the following respects, effective as of February 7, 2008.

1.	Section 3.1(m) is amended in its entirety to read as follows:

“Fair Market Value” means, as of any given date, the closing sale price of a share of Stock on the date in question as reported by the principal consolidated transactions reporting system for securities listed on the principal securities exchange on which the Stock is traded or, if there is no such sale on the relevant date, then on the last previous day on which a sale was reported.

2.	A new Section 3.1(ii) is added to read as follows:

“Retirement” means that the Participant experiences a separation from service (other than for Cause) at a time when the Participant is at least 55 years old and has at least 10 years of service with the Company or any of its subsidiaries.

3.	Section 14.9(b)(ii) is amended in its entirety to read as follows:

(ii) If the Participant’s employment is terminated for reasons other than (I) by reason of Disability or death or Retirement, or (II) by the Company for Cause, for that Participant and with respect to any Option or Stock Appreciation Right that is vested and fully exercisable on the date of termination of employment, the period for exercising that Option or Stock Appreciation Right shall end ninety (90) days after the date of the Participant’s termination of employment and any unexercised Option or Stock Appreciation Right shall lapse at the end of such ninety-day period.

4.	Section 14.9(b)(v) is amended in its entirety to read as follows:

(v) If the Participant’s employment is terminated by reason of Retirement, then each of that Participant’s then outstanding Options and Stock Appreciation Rights shall immediately vest and remain exercisable for the original term of each such Option and Stock Appreciation Right, unless the Committee in its discretion determines otherwise.

5.	Sections 14.9(c)(ii) and (iii) are amended in their entirety to read as follows:

(ii) If the Participant’s employment is terminated by reason of Retirement, then all restrictions applicable to such Award will lapse, or the Award will be deemed earned in its entirety, as the case may be, unless the Committee in its discretion determines otherwise.

(iii) If the Participant’s employment is terminated for any reason other than by reason of death, Disability, or Retirement, then the restricted or unearned portion of the Award shall automatically and immediately be cancelled and forfeited, unless the Committee in its discretion determines otherwise.